EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 27, 2018, we had seven “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.	GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

2.	Cheddar’s Restaurant Holding Corp., a Delaware corporation

3.	Cheddar’s Casual Cafe, Inc., a Delaware corporation, doing business as Cheddar’s Scratch Kitchen

4.	Yard House USA, Inc., a Delaware corporation, doing business as Yard House

5.	Rare Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

6.	N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

7.	Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

In addition, we also had the following subsidiaries:

8.	Rare Hospitality Management LLC, a Delaware limited liability company, doing business as LongHorn Steakhouse

9.	Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

10.	Darden Corporation, a Delaware corporation

11.	Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52

12.	Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s

13.	Bahama Breeze Holdings, LLC, a Florida limited liability company, doing business as Bahama Breeze

14.	Darden Direct Distribution, Inc., a Florida corporation

15.	Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden

16.	Olive Garden Holdings, LLC, a Florida limited liability company, doing business as Olive Garden